Exhibit 5.2

May 23, 2011

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

Re:	Registration Statement on Form S-4 Relating to $260,000,000 Aggregate Principal

Amount of 6 5/8% Senior Notes due 2021 and Related Guarantees

Ladies and Gentlemen:

I am the General Counsel and Senior Vice President, Administration of Valassis Communications, Inc., a Delaware corporation (“Valassis”). I am delivering this opinion in connection with certain matters of Michigan law in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer to exchange by Valassis of up to $260,000,000 aggregate principal amount of its 6 5/8% Senior Notes due 2021 (the “Exchange Notes”) and the guarantees (the “Guarantees”) of the subsidiary guarantors listed in the Registration Statement (the “Subsidiary Guarantors”), in each case, which are being registered under the Securities Act, for a like principal amount of its outstanding, unregistered 6 5/8% Senior Notes due 2021 issued on January 28, 2011 (the “Original Notes”) and the related guarantees. The Original Notes have been, and the Exchange Notes will be, issued pursuant to an indenture (the “Indenture”), dated as of January 28, 2011, by and among Valassis, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). VC Holdings, LLC, a Michigan limited liability company (the “Company”), is one of the named Subsidiary Guarantors. Capitalized terms used in this letter that are not otherwise defined herein shall have the meanings assigned to them in the Indenture.

In rendering the opinions set forth below, I have reviewed the following documents, each of which is dated as of the date indicated below:

1.	Indenture, dated as of January 28, 2011;

2.	The form of Notation of Guarantee to be executed by the Company with respect to the Exchange Notes as attached as Exhibit D to the Indenture (the “Notation of Guarantee”);

3.	Written Consent of the Sole Member, dated January 13, 2011, authorizing the Company to enter into and perform its obligations under the Indenture and the Notation of Guarantee (the “Member’s Consent”);

4.	A certified copy of the Articles of Organization of the Company certified by the Secretary of the State of Michigan and a copy of the Operating Agreement of the Company (collectively, the “Company’s Organizational Documents”);

5.	A certificate issued by the Secretary of State of Michigan, dated as of May 17, 2011, attesting to the continued existence and good standing of the Company; and

6.	Such other records, documents, certificates and instruments as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination of the documents referred to above, I have assumed, without independent investigation, the genuineness of all signatures, including endorsements, the legal capacity of all individuals who have executed any of the documents I reviewed, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.

For purposes of the opinions set forth herein, I have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

I am admitted to the Bar in the State of Michigan and I express no opinions as to the laws of any other jurisdiction other than the laws of the State of Michigan.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Company (a) based solely on the applicable certificate described in clause (5) above, as of the date specified in such certificate, is validly existing and in good standing under the laws of the State of Michigan, and (b) has the requisite limited liability company power and authority to own, lease and operate its properties and to conduct its business and to enter into, execute, deliver and perform its obligations under the Indenture and the Notation of Guarantee.

2. All required limited liability company action has been taken by the Company to authorize the execution, delivery and performance by the Company of the Indenture and the Notation of Guarantee and the transactions contemplated thereby.

3. The Indenture has been duly executed and delivered by the Company.

4. The due execution and delivery of, and the performance of its obligations under, the Indenture and the Notation of Guarantee by the Company do not and will not conflict with, contravene or violate (i) the Company’s Organizational Documents, (ii) any judicial or administrative order or decree of which I have actual knowledge issued pursuant to any

Generally Applicable Law (as defined below) or by any Michigan Court or governmental agency or (iii) any Generally Applicable Law.

5. Under Generally Applicable Law, there is no authorization, consent or approval of, or notice to or filing with, any State of Michigan or federal court or governmental authority which is required to enable the Company to execute, deliver and perform its obligations under the Indenture and the Notation of Guarantee.

For purposes of this opinion, “Generally Applicable Law” means the presently existing laws and rules and regulations of the State of Michigan which a lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to entities such as the Company in transactions involving the issuance, exchange and registration of notes of the nature contemplated in the Indenture, the Notation of Guarantee and the Registration Statement. Without limiting the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any federal or state securities or blue sky laws or rules or regulations thereunder, and any anti-fraud or similar laws.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, I express no opinion with respect to the ordinances and statutes, the administrative decisions and orders and the rules and regulations of any municipality, county or special district or other political subdivision of any state.

The foregoing opinion may be relied upon by McDermott Will & Emery LLP. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and I do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to me, after the date hereof which might alter the opinions contained herein.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to myself under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Todd L. Wiseley